Exhibit 10.69

AGREEMENT OF ASSIGNMENT OF
CONFIDENTIALITY, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), by and among EQT Corporation, a Pennsylvania Corporation (“EQT”), Equitrans Midstream Corporation, a Pennsylvania Corporation (“Equitrans Midstream”), and [•] (“Employee”), is executed as of [•], 2018.

W I T N E S E T H:

WHEREAS, Employee and EQT are party to a Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of [•] (the “Covenant Agreement”);

WHEREAS, Equitrans Midstream will be separated into a new publicly traded company pursuant to the Separation and Distribution Agreement by and among EQT, Equitrans Midstream and EQT Production Company (the “Separation Agreement”) and certain other ancillary agreements;

WHEREAS, immediately prior to (and following) the separation of Equitrans Midstream into a new publicly traded company pursuant to the Separation Agreement (the “Separation”), Employee will be an employee of Equitrans Midstream or its subsidiaries;

WHEREAS, EQT, Equitrans Midstream and Employee have determined that, as a result of and in connection with the Separation and Employee’s employment by Equitrans Midstream and its subsidiaries on and immediately following the Separation, it is appropriate and in the best interests of EQT, Equitrans Midstream and Employee that the Covenant Agreement be assigned by EQT to Equitrans Midstream and that certain related or clarifying amendments be adopted; and

WHEREAS, Employee acknowledges and agrees that Employee is executing this Agreement freely and of Employee’s own volition following an opportunity to consult with legal counsel of Employee’s choice.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, EQT, Equitrans Midstream and Employee hereby agree as follows:

1.                                      Effectiveness.  This Agreement shall become effective upon the Effective Time (as such term is defined in the Separation Agreement).  In the event that the Separation Agreement is terminated for any reason prior to the Effective Time, this Agreement shall be null and void ab initio.  Except as expressly set forth herein, the Covenant Agreement shall remain in full force and effect in accordance with its terms as of the date of this Agreement.

2.                                      Assignment of the Covenant Agreement

(a)                                 At the Effective Time, EQT shall assign the Covenant Agreement and, except as expressly provided in this Agreement, all of its rights, obligations and liabilities thereunder to Equitrans Midstream.

(b)                                 EQT, Equitrans Midstream and Employee each acknowledges and agrees that Equitrans Midstream shall be a successor and assign of EQT for purposes of Section 22 of the Covenant Agreement and that, except as expressly provided in this Agreement, on and after the Effective Time, the term “the Company” in the Covenant Agreement shall be understood to be refer to Equitrans Midstream and its subsidiaries.

(c)                                  EQT, Equitrans Midstream and Employee each acknowledges and agrees that, if not for the Separation, the references to “the Company” in Sections 1 and 2 of the Covenant Agreement would include Equitrans Midstream as a subsidiary of EQT.  In order to clarify the rights of EQT and Equitrans Midstream on and after the Effective Time, and the obligations of Employee, under Sections 1 and 2 of the Covenant Agreement, notwithstanding Section 2(b) of this Agreement, the parties hereby agree as follows:

(i)                                     For purposes of Sections 1 and 2 of the Covenant Agreement, the term “the Company” shall refer to both EQT and Equitrans Midstream and their respective subsidiaries; provided, however, that (x) with respect to EQT and its subsidiaries (excluding Equitrans Midstream and its subsidiaries), the parties agree that Employee’s employment shall terminate at the Effective Time, and, accordingly, the post-termination non-competition and non-solicitation periods specified in Section 1 of the Covenant Agreement shall commence at the Effective Time; and (y) with respect to Equitrans Midstream and its subsidiaries, the post-termination non-competition and non-solicitation periods specified in Section 1 of the Covenant Agreement shall not commence, if at all, until the date Employee’s employment with Equitrans Midstream and its subsidiaries terminates.  For illustrative purposes only, assume (A) the Effective Time occurs on November 30, 2018 and (B) Employee’s employment with Equitrans Midstream and its subsidiaries terminates on March 15, 2021.  In this case, by virtue of the restriction on competition for twenty-four (24) months following Employee’s termination from employment contained in Section 1 of the Covenant Agreement, the post-termination non-competition period would cease to apply (x) with respect to EQT and its subsidiaries (excluding Equitrans Midstream and its subsidiaries), on November 30, 2020 and (y) with respect to Equitrans Midstream and its subsidiaries, on March 15, 2023.

(ii)                                  In the event that EQT and Equitrans Midstream (or their successors in interest) engage in activities that are competitive with each other, the non-competition covenant shall not apply while Employee is employed by Equitrans Midstream or its successor.

(iii)                               EQT shall be a third-party beneficiary of Sections 1 and 2 of the Covenant Agreement and may enforce its rights thereunder, to the same extent as Equitrans Midstream, (as clarified by this Agreement) in accordance with Section 6 of the Covenant Agreement.  Notwithstanding any provision of the Covenant Agreement to the contrary, Sections 1, 2, 6 and 11 of the Covenant Agreement may not be amended in any manner that would be adverse to the interests of EQT without EQT’s consent.

3.                                      Amendment to Section 3(e) of the Covenant Agreement.  Section 3(e) of the Covenant Agreement is hereby amended and restated in its entirety as follows in order to provide Employee with termination protection with respect to awards granted under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan:

(e)                                  Subject to Section 14 of this Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2018 LTIP”), the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the

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“2014 LTIP”), the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2012 LTIP”), the EQT GP Services, LLC 2015 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2015 LTIP”), and any other long-term incentive plan of the Company (the 2018 LTIP, 2014 LTIP, the 2012 LTIP, the 2015 LTIP and any other long-term incentive plan of the Company are, collectively, the “LTIPs”) shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program); and

4.                                      Amendment to Section 3(f) of the Covenant Agreement.  The second paragraph of Section 3(f) of the Covenant Agreement is hereby amended to replace the reference to the “EQT Corporation Severance Pay Plan” with a reference to the “Equitrans Midstream Corporation Severance Pay Plan.”

5.                                      Amendment to Section 9 of the Covenant Agreement.  Clause (b) of Section 9 of the Covenant Agreement is hereby amended to replace the reference to “EQT Corporation” with a reference to the “Equitrans Midstream Corporation.”

6.                                      Amendment to Section 12 of the Covenant Agreement.  The last sentence of Section 12 of the Covenant Agreement is hereby amended and restated in its entirety as follows:

Any notice provided under this Section 12 (or otherwise under this Agreement) shall be in writing directed to the General Counsel, Equitrans Midstream Corporation, 625 Liberty Avenue, 20th Floor, Pittsburgh, PA 15222.

7.                                      Amendment to Exhibit A of the Covenant Agreement.  Exhibit A of the Covenant Agreement is hereby amended to replace all instances of “EQT Corporation” or “EQT” with “Equitrans Midstream Corporation.”

8.                                      2019 Annual Equity Awards.  A condition to Employee’s eligibility for a 2019 equity award under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the “2019 LTIP Award”) is Employee’s execution of this Agreement.  If Employee’s employment with Equitrans Midstream is terminated involuntarily by Equitrans Midstream without “Cause” (as defined in the Covenant Agreement) [or voluntarily for “Good Reason” (as defined in the Covenant Agreement)] prior to the grant to Employee of the 2019 LTIP Award, which is expected to occur on or about January 1, 2019, subject to Employee’s compliance with the Covenant Agreement (including execution and non-revocation of a release of claims), Employee shall receive a cash payment equal to the target value of the 2019 LTIP Award that would have been granted to Employee, which amount shall be paid (less applicable tax and other withholding) in a lump sum within 60 days of the termination of Employee’s employment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

EQT CORPORATION	EQUITRANS MIDSTREAM CORPORATION

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Assignment Agreement]

EMPLOYEE

[NAME]

[Signature Page to Assignment Agreement]